Safe harbor and non-GAAP measures This presentation contains statements as to Walmart management's guidance regarding earnings per share for the three months ending October 31, 2017 and fiscal year ending January 31, 2018, adjusted earnings per share for the fiscal year ending January 31, 2018, Walmart U.S.'s comparable sales and Sam's Club's comparable sales, excluding fuel, for the 13-week period ending October 27, 2017, and the third-party FCPA- and compliance- related expenses expected to be incurred for year ending January 31, 2018. Assumptions on which such forward-looking statements are based, including without limitation assumptions regarding our effective tax rate for the year ending January 31, 2018, are also forward-looking statements. Walmart believes such statements are "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for such statements provided by, the Private Securities Litigation Reform Act of 1995, as amended. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: • economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates; • currency exchange rate fluctuations, changes in market interest rates and commodity prices; • unemployment levels; • competitive pressures; • inflation or deflation, generally and in particular product categories; • consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; • consumer enrollment in health and drug insurance programs and such programs' reimbursement rates; • the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies; • the impact of acquisitions, divestitures and store and club closures; • Walmart's ability to successfully integrate acquired businesses, including within the e-commerce space; • Walmart's effective tax rate and the factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; • customer traffic and average ticket in Walmart's stores and clubs and on its e-commerce websites; • the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences; • the amount of Walmart's total sales and operating expenses in the various markets in which it operates; • transportation, energy and utility costs and the selling prices of gasoline and diesel fuel; • supply chain disruptions and disruptions in seasonal buying patterns; • consumer acceptance of and response to Walmart's stores, clubs, e-commerce websites, mobile apps, initiatives, programs and merchandise offerings; • cyber security events affecting Walmart and related costs; • developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which Walmart is a party; • casualty and accident-related costs and insurance costs; • the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs; • changes in accounting estimates or judgments; • changes in existing tax, labor and other laws and regulations and changes in tax rates, trade agreements, trade restrictions and tariff rates; • the level of public assistance payments; • natural disasters, public health emergencies, civil disturbances, and terrorist attacks; and • Walmart's expenditures for FCPA and other compliance related costs. Such risks, uncertainties and factors also include the risks relating to Walmart's strategy, operations and performance and the financial, legal, tax, regulatory, compliance and other risks discussed in Walmart's most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q filed with the SEC. You should read this presentation in conjunction with such annual report on Form 10-K and quarterly reports on Form 10-Q. You should consider all of the risks, uncertainties and other factors identified above and in those SEC reports carefully when evaluating the forward looking statements in this presentation. Walmart cannot assure you that the future results reflected in or implied by any such forward-looking statement will be realized or, even if substantially realized, will have the forecasted or expected consequences and effects for or on Walmart's operations or financial performance. Such forward-looking statements are made as of the date of this presentation, and Walmart undertakes no obligation to update such statements to reflect subsequent events or circumstances. This presentation includes certain non-GAAP measures as defined under SEC rules, including net sales, revenue, and operating income on a constant currency basis, comp sales excluding fuel, free cash flow and return on investment. Refer to information about the non-GAAP measures contained in this presentation. Additional information as required by Regulation G and Item 10(e) of Regulation S-K regarding non-GAAP measures can be found in our most recent Form 10-K and our Form 8-K furnished as of the date of this presentation with the SEC, which are available at www.stock.walmart.com. 2

Q3 FY18 EPS: $0.90 to $0.98 FY18 GAAP EPS: $4.18 to $4.28 FY18 adjusted EPS2: $4.30 to $4.40 Comp sales for 13-week period, excluding fuel1,2: between +1.5% to +2.0% Comp sales for 13-week period, excluding fuel1,2: between +1.0% to +1.5% 1 13-week period from July 29, 2017 through October 27, 2017, compared to 13-week period ended October 28, 2016. 2 See press release located at www.stock.walmart.com and additional information at the end of this presentation regarding non-GAAP financial measures. Guidance 3 U.S.

Wal-Mart Stores, Inc. (Amounts in millions, except per share data) Q2 $ Δ1% Δ1 YTD $ Δ1% Δ1 Total revenue $123,355 $2,501 2.1% $240,897 $4,139 1.7% Total revenue, constant currency2 $124,395 $3,541 2.9% $243,145 $6,387 2.7% Net sales $121,949 $2,544 2.1% $238,475 $4,084 1.7% Net sales, constant currency2 $122,944 $3,539 3.0% $240,668 $6,277 2.7% Membership & other income $1,406 -$43 -3.0% $2,422 $55 2.3% Operating income $5,969 -$196 -3.2% $11,206 -$234 -2.0% Operating income, constant currency2 $6,069 -$96 -1.6% $11,412 -$28 -0.2% Interest expense, net $575 $9 1.6% $1,138 $11 1.0% Consolidated net income attributable to Walmart $2,899 -$874 -23.2% $5,938 -$914 -13.3% Diluted EPS $0.96 -$0.25 -20.7% $1.96 -$0.22 -10.1% Adjusted EPS2 $1.08 $0.01 0.9% $2.08 $0.04 2.0% 1 Change versus prior year comparable period. 2 See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. 4

Wal-Mart Stores, Inc. Q2 bps Δ1 YTD bps Δ1 Gross profit rate 25.0% -11 bps 24.9% -5 bps Operating expenses as a percentage of net sales 21.2% 10 bps 21.2% 14 bps Effective tax rate 32.6% 207 bps 32.6% 148 bps Debt to total capitalization2 NP NP 38.4% 10 bps Return on investment3,4 NP NP 15.0% -50 bps 1 Basis points change versus prior year comparable period. 2 Debt to total capitalization is calculated as of July 31, 2017. Debt includes short-term borrowings, long-term debt due within one year, capital lease and financing obligations due within one year, long-term debt, and long-term capital lease and financing obligations. Total capitalization includes debt and total Walmart shareholders' equity. 3 ROI is calculated for the trailing 12 months ended July 31, 2017. 4 See reconciliations at the end of presentation regarding non-GAAP financial measures. NP - Not provided 5

(Amounts in millions) Q2 $ Δ1% Δ1 Receivables, net $5,395 $120 2.3% Inventories $43,442 -$11 0.0% Accounts payable $42,389 $2,487 6.2% Wal-Mart Stores, Inc. 1 Change versus prior year comparable period. 6

Wal-Mart Stores, Inc. (Amounts in millions) YTD $ Δ1 Operating cash flow $11,360 -$3,571 Capital expenditures $4,423 -$196 Free cash flow2 $6,937 -$3,375 (Amounts in millions) Q2% Δ1 YTD % Δ1 Dividends $1,539 -1.3% $3,088 -1.4% Share repurchases3 $2,262 6.8% $4,447 -8.3% Total $3,801 3.4% $7,535 -5.6% 1 Change versus prior year comparable period. 2 See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non- GAAP financial measures. 3 $4.8 billion remaining of $20 billion authorization approved in October 2015. 7

Walmart U.S. (Amounts in millions) Q2 Δ1 YTD Δ1 Net sales $78,738 3.3% $154,174 3.1% Comparable sales2,3 1.8% 20 bps 1.6% 30 bps • Comp traffic 1.3% 10 bps NP NP • Comp ticket 0.5% 10 bps NP NP E-commerce impact3,4 ~0.7% ~30 bps NP NP Neighborhood Market ~5.6% ~-90 bps NP NP Gross profit rate Decrease -5 bps Decrease -2 bps Operating expense rate Increase 13 bps Increase 14 bps Operating income $4,618 2.2% $8,887 1.6% 1 Change versus prior year comparable period. 2 Comp sales for the 13-week and 26-week periods ended July 28, 2017, excluding fuel. Including fuel, Walmart U.S. comparable sales are 1.9% and 1.7%, respectively. See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non-GAAP financial measures. 3 The results of new acquisitions are not included in our comp sales metrics as acquisitions are not included until the 13th month after acquisition. 4 The company's e-commerce sales impact includes those sales initiated through the company's websites and fulfilled through the company's dedicated e-commerce distribution facilities, as well as an estimate for sales initiated online but fulfilled through the company's stores and clubs. NP - Not provided 8

Walmart U.S. - quarterly financial highlights 9 Sales • Comp sales1 increased 1.8% led by strong comp traffic of 1.3%. On a 2-year stacked basis, comp sales and traffic were up 3.4% and 2.5%, respectively. • Strength in grocery continued as food categories delivered the strongest quarterly comp sales performance in 5 years. • Slight market inflation in food, excluding price investments, benefited food comp sales by approximately 30 basis points. • Multi-channel sales growth was strong, including online grocery and general merchandise pickup in stores. Gross Margin • Gross margin rate declined 5 basis points as savings from procuring merchandise benefited the margin rate, but were more than offset by the mix effects from our growing e-commerce business, as well as continued investments in price. Expenses • Operating expenses increased 3.9%, primarily due to investments in e-commerce and technology. Physical stores leveraged expenses for the 2nd consecutive quarter. Inventory • Total inventory declined approximately 0.6%, and comp store inventory declined approximately 3.8%, while in-stock levels remained high. Format growth • We had 16 Supercenter net openings in the period, including conversions and relocations, and one Neighborhood Market net opening. We also remodeled 180 stores. • As of the end of Q2, online grocery was offered in over 900 locations, which represents about 230 additional locations since Q1. 1 Comp sales for the 13-week period ended July 28, 2017, excluding fuel. Including fuel, Walmart U.S. comparable sales grew 1.9%. See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non-GAAP financial measures.

Walmart U.S. - quarterly merchandise highlights

Category	Comp	Comments
Grocery[1]	+ low single-digit	Food and consumables had strong traffic throughout the quarter with solid unit growth. Slight market inflation in food, excluding price investments, benefited food comp sales by approximately 30 basis points.
Health & wellness	+ low single-digit	Customer traffic, branded drug inflation and script growth contributed to solid performances in pharmacy and over-the-counter for the period.
General merchandise[2]	+ low single-digit	Comp sales and traffic were solid across Hardlines and Home during the quarter. Entertainment sales were soft, but improved slightly from the first quarter.

Walmart Save money. Live better.

[1] Includes food and consumables.

[2] General merchandise includes entertainment, toys, hardlines, apparel and home/seasonal.

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Walmart International 1 (Amounts in millions) Reported Constant currency1 Reported Constant currency1 Q2 Δ2 Q2 Δ2 YTD Δ2 YTD Δ2 Net sales $28,331 -1.0% $29,326 2.5% $55,428 -2.3% $57,621 1.6% Gross profit rate Decrease -27 bps NP NP Decrease -6 bps NP NP Operating income $1,592 -7.8% $1,692 -2.0% $2,755 -4.7% $2,961 2.4% 1 See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. 2 Change versus prior year comparable period. NP - Not provided 11

Walmart International - quarterly financial highlights 12 Sales • The divestitures of Yihaodian and Suburbia created a headwind to sales of nearly $520 million when compared to last year. • Given the one-month reporting lag in markets except Canada, the timing of Easter benefited sales in some markets. • 9 of 11 markets delivered positive comp sales, including the U.K. • Currency exchange rate fluctuations negatively impacted net sales by $1.0 billion. Operating income • The net impact from the divestitures of Yihaodian and Suburbia benefited operating income by $415 million this year and $513 million last year in constant currency. Excluding these items, and on a constant currency basis, operating income increased 5.2 percent. In addition, we leveraged operating expenses during the quarter though an increased focus on expense management and store labor productivity. Inventory • Inventory grew at a slower rate than sales. 1 See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non-GAAP financial measures.

Walmart International - key markets quarterly results 1 Results are presented on a constant currency basis. Net sales and comp sales are presented on a nominal, calendar basis. 2 E-commerce results are included for each of the markets listed in the table. 3 Change versus prior year comparable period. 4 Comp sales for the United Kingdom are presented excluding fuel.  5 Walmex includes the consolidated results of Mexico and Central America. Excluding Suburbia net sales of $176 million in the comparable prior year period would result in an increase in Walmex net sales of 9.2% for the quarter. 6 Excludes the impact of Yihaodian. Country1,2 Comp3 Net sales3 Gross profit rate3 Operating income3Sales Traffic Ticket United Kingdom4 1.8% 0.6% 1.2% 3.9% Decrease Decrease Walmex5 7.2% 0.8% 6.4% 6.4% Decrease Increase3¹ Canada 2.5% 1.4% 1.1% 3.4% Decrease Increase China6 0.6% -1.4% 2.0% 2.5% Decrease Decrease 13

Walmart International - key market quarterly highlights 14 Walmex • Momentum in sales continued across all countries and regions. • Net sales increased 6.4 percent and comp sales increased 7.2 percent. Normalizing for Suburbia sales last year, net sales would have increased 9.2 percent. • In Mexico specifically, comp sales increased over 7 percent or 15 percent on a two-year stacked basis, and all merchandise divisions outpaced ANTAD1 self-service. ◦ The Walmart Supercenter format delivered the strongest performance in the quarter followed by Sam’s Club. • Net sales in Central America increased 12 percent, and all countries delivered positive comp sales. • Inventory grew at a slower rate than sales. Canada • According to Nielsen, we continued to gain market share in key traffic driving areas such as food and consumables. • Gross profit rate declined primarily due to planned price investments. • Increased store labor productivity was the main contributor to operating expense leverage. • inventory levels were reduced even as sales increased. 1 ANTAD - Asociación Nacional de Tiendas de Autoservicio y Departamentales; The National Association of Supermarkets and Department Stores

Walmart International - key market quarterly highlights 15 U.K. • Customers are responding to investments in the value proposition as we continue to see sequential improvement in the business. • Comps were positive even when adjusting for the benefit from the timing of Easter. • Gross profit rate declined primarily due to the continuation of planned price investments and the mix of sales related to the timing of Easter. China • Momentum in the fresh and consumables categories continued in the period.   • We expanded our reach and omni-channel offering through the alliance with JD.com. ◦ 134 Walmart Stores in 18 cities offer grocery delivery through JD Daojia. ◦ The Walmart flagship and Sam’s Club cross border stores were launched on JD.com. • Inventory grew at a slower rate than sales.

Sam's Club (Amounts in millions) With fuel Without fuel1 With fuel Without fuel1 Q2 Δ2 Q2 Δ2 YTD Δ2 YTD Δ2 Net sales $14,880 2.3% $13,725 2.1% $28,873 2.6% $26,634 1.7% Comparable sales3 1.4% 260 bps 1.2% 60 bps 2.2% 370 bps 1.4% 110 bps • Comp traffic NP NP 2.1% 250 bps NP NP NP NP • Comp ticket NP NP -0.9% -190 bps NP NP NP NP E-commerce impact4 NP NP ~0.8% ~20 bps NP NP NP NP Gross profit rate Decrease -30 bps Decrease -40 bps Decrease -33 bps Decrease -31 bps Membership income NP NP NP 1.3% NP NP NP 1.1% Operating income $404 -14.4% $368 -18.9% $818 -7.6% $774 -10.2% 1 See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non-GAAP financial measures. 2 Change versus prior year comparable period. 3 Comp sales for the 13-week and 26-week periods ended July 28, 2017. 4 The company's e-commerce sales impact includes those sales initiated through the company's websites and fulfilled through the company's dedicated e-commerce distribution facilities, as well as an estimate for sales initiated online but fulfilled through the company's stores and clubs. NP - Not provided 16

Sam's Club - quarterly financial highlights 17 Sales • Comp sales1 for the period increased 1.2% with growth in comp traffic of 2.1%. • Market inflation positively impacted comp sales by 1.3%, primarily in tobacco. • In e-commerce, both Club Pickup and the direct to home business continued to have strong results. Gross Profit • During the quarter, certain fresh supply expenses were reclassified from operating expenses to cost of goods sold. Gross profit was also impacted by investment in cash rewards, higher shrink and increased shipping costs at Samsclub.com. Operating Expenses • Operating expenses de-levered 30 basis points, primarily due to a charge of approximately $50 million resulting from the impairment of certain assets and our decision to close four underperforming clubs. Membership Income • Membership income increased 1.3% versus last year. Plus penetration increased 150 basis points. Inventory • Inventory increased 3.0% driven by food and seasonal. Comp club inventory increased 2.4%. 1 Excludes fuel. See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non-GAAP financial measures.

Sam's Club - quarterly category highlights

Category	Comp	Comments
Fresh / Freezer / Cooler	+ low single-digit	Strong performance in fresh meat, produce and floral.
Grocery and beverage	- low single-digit	Softness in oils, vegetables and snacks was partially offset by positive results in adult beverage and baking items.
Consumables	+ low single-digit	New and refreshed Member's Mark items, along with Instant Savings offers, drove growth in paper goods and laundry & homecare.
Home and apparel	+ mid single-digit	Strong performance across most categories in homelines and apparel, particularly in outdoor living, toys and kitchen.
Technology, office and entertainment	- low single-digit	Softness in televisions was partially offset by strong growth in audio and office electronics.
Health and wellness	+ mid single-digit	Nutrition and protein drinks performed well, along with momentum in generic script counts.
Tobacco	- low single-digit	The category faced difficult comparisons given the surge in last year's sales volumes.

Sam's Club
Savings Made Simple

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Third-party FCPA- and compliance-related expenses Q2 YTD (Amounts in millions) FY18 FY17 FY18 FY17 Ongoing inquiries and investigations $7 $23 $20 $44 Global compliance program and organizational enhancements 5 5 8 9 Total $12 $28 $28 $53 • In fiscal year 2018, we expect our third party FCPA- and compliance-related expenses to range between $65 and $85 million. These are included in our Corporate and support expenses. 19

Non-GAAP measures - ROI We include Return on Assets ("ROA"), which is calculated in accordance with generally accepted accounting principles in the U.S. ("GAAP") as well as Return on Investment ("ROI") as measures to assess returns on assets. Management believes ROI is a meaningful measure to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with possible short-term impacts. We consider ROA to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to our calculation of ROI. ROA was 6.7 percent and 7.7 percent for the trailing twelve months ended July 31, 2017 and 2016, respectively. ROI was 15.0 percent and 15.5 percent for the trailing twelve months ended July 31, 2017 and 2016, respectively. The decline in ROA was primarily due to a decrease in operating income and the loss on extinguishment of debt. The decline in ROI was primarily due to our decrease in operating income. We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing 12 months multiplied by a factor of 8. When we have discontinued operations, we exclude the impact of the discontinued operations. Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. In addition, we include a factor of 8 for rent expense that estimates the hypothetical capitalization of our operating leases. As mentioned above, we consider return on assets to be the financial measure computed in accordance with generally accepted accounting principles most directly comparable to our calculation of ROI. ROI differs from ROA (which is consolidated net income for the period divided by average total assets for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital. Because of the adjustments mentioned above, we believe ROI more accurately measures how we are deploying our key assets and is more meaningful to investors than ROA. Although ROI is a standard financial measure, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI. 20

Non-GAAP measures - ROI cont.

The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

Wal-Mart Stores, Inc.
Return on Assets and Return on Investment

(Dollars in millions)	Trailing Twelve Months Ended July 31, 2017	Trailing Twelve Months Ended July 31, 2016
CALCULATION OF RETURN ON ASSETS		
Numerator		
Consolidated net income	$ 13,444	$ 15,267
Denominator		
Average total assets[1]	$ 199,726	$ 198,253
Return on assets (ROA)	6.7%	7.7%

Certain Balance Sheet Data	As of July 31, 2017	2016	2015
Total assets	$ 201,566	$ 197,886	$ 198,620
Accumulated depreciation and amortization	80,773	74,730	69,582
Accounts payable	42,389	39,902	37,225
Accrued liabilities	19,686	19,651	18,290

(Dollars in millions)	Trailing Twelve Months Ended July 31, 2017	Trailing Twelve Months Ended July 31, 2016
CALCULATION OF RETURN ON INVESTMENT		
Numerator		
Operating income	$ 22,530	$ 23,796
+ Interest income	127	83
+ Depreciation and amortization	10,344	9,701
+ Rent	2,608	2,453
Adjusted operating income	$ 35,609	$ 36,033
Denominator		
Average total assets[1]	$ 199,726	$ 198,253
+ Average accumulated depreciation and amortization[1]	77,752	72,156
- Average accounts payable[1]	41,146	38,564
- Average accrued liabilities[1]	19,669	18,971
+ Rent x 8	20,864	19,624
Average invested capital	$ 237,527	$ 232,498
Return on investment (ROI)	15.0%	15.5%

Walmart

[1] The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

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Non-GAAP measures - free cash flow We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $11.4 billion and $14.9 billion for the six months ended July 31, 2017 and 2016, respectively. We generated free cash flow of $6.9 billion and $10.3 billion for the six months ended July 31, 2017 and 2016, respectively. The decreases in net cash provided by operating activities and free cash flow were due to an increase in incentive payments and timing of other payments. Additionally, the six months ended July 31, 2016 included a greater benefit from our improvement in working capital management. Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity. Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities. Six Months Ended July 31, (Dollars in millions) 2017 2016 Net cash provided by operating activities $ 11,360 $ 14,931 Payments for property and equipment (capital expenditures) -4,423 -4,619 Free cash flow $ 6,937 $ 10,312 Net cash used in investing activities1 $ -3,559 $ -4,416 Net cash used in financing activities $ -8,631 $ -11,214 1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow. 22

Non-GAAP measures - constant currency

The term "currency exchange rates" refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar ("non-USD entities") into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions of non-USD entities, if any, until such acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to understand better Walmart's underlying performance without the effects of currency exchange rate fluctuations or acquisitions of non-USD entities.

The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and six months ended July 31, 2017.

	Three Months Ended July 31,				Six Months Ended July 31,			
	Walmart International		Consolidated		Walmart International		Consolidated	
(Dollars in millions)	2017	Percent Change[1]	2017	Percent Change[1]	2017	Percent Change[1]	2017	Percent Change[1]
Total revenues:								
As reported	$ 29,000	-1.5 %	$ 123,355	2.1%	$ 56,429	-2.4 %	$ 240,897	1.7%
Currency exchange rate fluctuations[2]	1,040	N/A	1,040	N/A	2,248	N/A	2,248	N/A
Constant currency total revenues	$ 30,040	2.1 %	$ 124,395	2.9%	$ 58,677	1.5 %	$ 243,145	2.7%
Net sales:								
As reported	$ 28,331	-1.0 %	$ 121,949	2.1%	$ 55,428	-2.3 %	$ 238,475	1.7%
Currency exchange rate fluctuations[2]	995	N/A	995	N/A	2,193	N/A	2,193	N/A
Constant currency net sales	$ 29,326	2.5 %	$ 122,944	3.0%	$ 57,621	1.6 %	$ 240,668	2.7%
Operating income:								
As reported	$ 1,592	-7.8 %	$ 5,969	-3.2%	$ 2,755	-4.7 %	$ 11,206	-2.0%
Currency exchange rate fluctuations[2]	100	N/A	100	N/A	206	N/A	206	N/A
Constant currency operating income	$ 1,692	-2.0 %	$ 6,069	-1.6%	$ 2,961	2.4 %	$ 11,412	-0.2%

Walmart

[1] Change versus prior year comparable period.

[2] Excludes currency exchange rate fluctuations related to acquisitions until the acquisitions are included in both comparable periods.

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Non-GAAP measures - fuel impact The net sales, gross profit rate and operating income of Sam's Club for the three and six months ended July 31, 2017, the percentage changes in those financial measures from the respective comparable prior year period, comparable sales of Sam's Club and Walmart U.S. for the 13- week and 26-week periods ended July 28, 2017 and projected comparable sales for the 13-week period ending October 27, 2017, in each case calculated by excluding fuel sales for such periods, are non-GAAP financial measures. We believe the net sales, gross profit rate and operating income for the three and six months ended July 31, 2017, the percentage changes in those financial measures from the respective comparable prior year period, comparable sales for the 13-week and 26-week periods ended July 28, 2017, and projected comparable sales for the 13-week period ending October 27, 2017, in each case calculated by including fuel sales for such period, are, respectively, the financial measures computed in accordance with GAAP most directly comparable to the non-GAAP financial measures described above. We believe that the presentation of the non-GAAP financial measures with respect to Sam’s Club and Walmart U.S. described above provides useful information to investors regarding Walmart’s financial condition and results of operations because that information permits investors to understand the effect of fuel sales, which are affected by the volatility of fuel prices, on Sam's Club's net sales and operating income and on Sam's Club's and Walmart U.S.'s comparable sales for the periods presented. 24

Non-GAAP measures - fuel impact cont. The table below reflects the calculation of the Sam's Club fuel impact for net sales and operating income for the three and six months ended July 31, 2017 and 2016. Three Months Ended July 31, Six Months Ended July 31, (Dollars in millions) 2017 2016 % Change 2017 2016 % Change Sam's Club Net Sales: As Reported $ 14,880 $ 14,543 2.3% $ 28,873 $ 28,151 2.6% Less: Fuel Impact 1,155 1,094 N/A 2,239 1,975 N/A Excluding Fuel $ 13,725 $ 13,449 2.1% $ 26,634 $ 26,176 1.7% Operating Income: As Reported $ 404 $ 472 -14.4% $ 818 $ 885 -7.6% Less: Fuel Impact 36 18 N/A 44 23 N/A Excluding Fuel $ 368 $ 454 -18.9% $ 774 $ 862 -10.2% The table below reflects the fuel impact for comparable club sales for the 13-week and 26-week periods ended July 28, 2017 and July 29, 2016. With Fuel Without Fuel Fuel Impact 13 Weeks Ended 13 Weeks Ended 13 Weeks Ended 7/28/2017 7/29/2016 7/28/2017 7/29/2016 7/28/2017 7/29/2016 Walmart U.S. 1.9% 1.6% 1.8% 1.6% 0.1% 0.0% Sam's Club 1.4% -1.2% 1.2% 0.6% 0.2% -1.8% 26 Weeks Ended 26 Weeks Ended 26 Weeks Ended 7/28/2017 7/29/2016 7/28/2017 7/29/2016 7/28/2017 7/29/2016 Walmart U.S. 1.7% 1.3% 1.6% 1.3% 0.1% 0.0% Sam's Club 2.2% -1.5% 1.4% 0.3% 0.8% -1.8% 25

Non-GAAP measures - adjusted EPS

The adjusted diluted earnings per share from continuing operations attributable to Walmart (Adjusted EPS) for each of the three- and six-month periods ended July 31, 2017 and 2016 is considered a non-GAAP financial measure under the SEC's rules because the Adjusted EPS for each such period excludes certain amounts not excluded in the diluted earnings per share from continuing operations attributable to Walmart calculated in accordance with GAAP (EPS) for each of the three- and six-month periods ended July 31, 2017 and 2016. Management believes that the Adjusted EPS for each of the three- and six-month periods ended July 31, 2017 and 2016 is a meaningful measure to share with investors because that measure, which adjusts EPS for such period for certain items recorded in such period, is the measure that best allows comparison of the performance for the comparable period. In addition, the measure affords investors a view of what management considers Walmart's core earnings performance for each of the three- and six-month periods ended July 31, 2017 and 2016 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable period.

We have calculated Adjusted EPS for the three and six months ended July 31, 2017 by adjusting EPS for the following: (1) the loss on the early extinguishment of certain debt and (2) the gain on the sale of Suburbia in Mexico. Adjusted EPS for the three and six months ended July 31, 2017 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three and six months ended July 31, 2017.

	Three Months Ended July 31, 2017				Six Months Ended July 31, 2017			
Diluted earnings per share:								
Reported EPS				$0.96				$1.96
Adjustments:	**Pre-Tax Impact**	**Tax Impact[1]**	**NCI Impact[2]**	**Net Impact**	**Pre-Tax Impact**	**Tax Impact[1]**	**NCI Impact[2]**	**Net Impact**
Loss on Early Extinguishment of Debt	$0.26	-$0.09	$—	$0.17	$0.26	-$0.09	$—	$0.17
Gain on Sale of Suburbia	-0.13	0.04	0.04	-0.05	-0.13	0.04	0.04	-0.05
Net adjustments				**$0.12**				**$0.12**
Adjusted EPS				$1.08				$2.08

[1] Calculated based on nature of item and statutory rate in effect for relevant jurisdiction.
[2] Calculated based on the ownership percentages of the noncontrolling interest at Walmex.

Walmart

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Non-GAAP measures - adjusted EPS 27 Three Months Ended July 31, 2016 Six Months Ended July 31, 2016 Diluted earnings per share: Reported EPS $1.21 $2.18 Adjustments: Pre-Tax Impact Tax Impact1 Net Impact Pre-Tax Impact Tax Impact1 Net Impact Gain from the sale of Yihaodian in China -$0.17 $0.03 -$0.14 -$0.17 $0.03 -$0.14 Adjusted EPS $1.07 $2.04 We have calculated Adjusted EPS for the three and six months ended July 31, 2016 by adjusting EPS for the amount of the impact of the gain from the sale of Yihaodian in China. Adjusted EPS for the three and six months ended July 31, 2016 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three and six months ended July 31, 2016. 1 Calculated based on nature of item and statutory rate in effect for relevant jurisdiction.

Non-GAAP measures - adjusted EPS guidance 28 1 Calculated based on nature of item and statutory rate in effect for relevant jurisdiction. 2 Calculated based on the ownership percentages of the noncontrolling interest at Walmex. Adjusted EPS Guidance is considered a non-GAAP financial measure. Management believes that Adjusted EPS Guidance for Fiscal 2018 is a meaningful metric to share with investors because that metric, which adjusts EPS for certain items to be recorded in the period, is the metric that best allows comparison of the expected performance for Fiscal 2018 to the comparable prior period. In addition, the metric affords investors a view of what management is forecasting for Walmart's core earnings performance for Fiscal 2018 and also affords investors the ability to make a more informed assessment of the core earnings performance for the comparable period. We have calculated Adjusted EPS Guidance for Fiscal 2018 by adjusting for the amount of the impact of: (1) the loss on the early extinguishment of certain debt and (2) the gain on the sale of Suburbia in Mexico. Fiscal 2018 Diluted net income per share: Forecasted EPS $4.18 - $4.28 Adjustments: Pre-Tax Impact Tax Impact1 NCI Impact2 Net Impact Loss on Early Extinguishment of Debt $0.26 -$0.09 $— $0.17 Gain on Sale of Suburbia -0.13 0.04 0.04 -0.05 Net adjustments $0.12 Adjusted EPS Guidance $4.30 - $4.40

• Unit counts & square footage • Comparable store sales • Terminology • Fiscal year 2018 earnings dates Additional resources at stock.walmart.com 29